Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Member

TransMontaigne GP L.L.C.:

We consent to the incorporation by reference in the registration statement (No. 333-125209) on Form S-8 of TransMontaigne Partners L.P. of our report dated March 16, 2007, relating to the combined balance sheets of TransMontaigne Partners (Predecessor) as of August 31, 2006, December 31, 2005, and June 30, 2005, and the related combined statements of operations, equity, and cash flows for the eight months ended August 31, 2006, six months ended December 31, 2005, and for each of the years in the two-year period ended June 30, 2005.

KPMG LLP

Denver, Colorado
March 16, 2007